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                                              Filed Pursuant to Rule 424 (b)(3)
                                                    Registration No. 333-180899

AXA Equitable Life Insurance Company

Supplement Dated August 27, 2012 to the May 1, 2012 prospectus for Structured Investment Option
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This Supplement modifies certain information in the above-referenced prospectus, supplements to prospectus and statement of additional information (together the "Prospectus") offered by AXA Equitable Life Insurance Company ("AXA Equitable"). You should read this Supplement in conjunction with your Prospectus and retain it for future reference. This Supplement incorporates the Prospectus by reference. Unless otherwise indicated, all other information included in your prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center referenced in your Prospectus.

Effective on or about August 27, 2012, the Structured Investment Option will be available with certain contracts under the EQUI-VEST(R) Employer-Sponsored Retirement Plans. This Supplement relates specifically to certificates issued under the EQUI-VEST(R) VANTAGE/SM/ Additional Contributions Tax-Sheltered
(ACTS) Program, New Jersey Department of Higher Education. Accordingly, please note the following charges to the above-referenced Prospectus:

1. Definitions of key terms -- Segment Business Day

   Description of the Structured Investment Option -- Segment Business Day

   To obtain currently scheduled Segment Start Dates and Segment Maturity Dates for EQUI-VEST(R) Vantage/SM/ Additional Contributions Tax-Sheltered (ACTS) Program -- New Jersey Department of Higher Education certificates, please see www.axa-equitable.com/nj.

2. Risk factors

   In the third bulleted statement, please note that currently, we will not establish a Segment if the Performance Cap Rate would be less than the highest Guaranteed Interest Option rate under any of our EQUI-VEST(R) contracts that offer the Structured Investment Option, plus 2%.

3. Description of the Structured Investment Option -- How we deduct EQUI-VEST(R) contract charges from the Structured Investment Option.

   Please disregard references to the annual administrative charge and the enhanced death benefit charge as these do not apply to you.


     Distributed by affiliate AXA Advisors, LLC, and for certain contracts co-distributed by affiliate AXA Distributors, LLC,
               1290 Avenue of the Americas, New York, NY 10104.

             Copyright 2012 AXA Equitable Life Insurance Company,
                             All rights reserved.

                     AXA Equitable Life Insurance Company
                          1290 Avenue of the Americas
                              New York, NY 10104
                                 212-554-1234

                   888-132 (8/12)                           Cat. #150020 (8/12)
                   SIO/NB (NJ ACTS ONLY)                                 389046